Exhibit (d)(3)

EXECUTION VERSION

COMSCORE, INC.

STOCKHOLDERS RIGHTS AGREEMENT

This Stockholders Rights Agreement (this “Agreement”) is dated as of February 11, 2015, and is among comScore, Inc., a Delaware corporation (the “Company”), WPP Group USA, Inc., a Delaware corporation (the “Parent Stockholder”), and Cavendish Square Holding B.V., a private limited liability company incorporated in The Netherlands (“Subsidiary Stockholder”, and collectively with the Parent Stockholder, the “Stockholders” and each a “Stockholder”).

RECITALS

The Subsidiary Stockholder is party to that certain Stock Purchase Agreement of even date herewith, among the Company and the Subsidiary Stockholder (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Common Stock to the Stockholder that the Stockholders and the Company shall have executed and delivered this Agreement.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(b) “Change of Control” shall mean any one of the following events (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act, except that a person shall be deemed to be the beneficial owner of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s voting securities or otherwise acquires the right to elect a majority of the members of the Company’s Board of Directors; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a plan of reorganization, merger or consolidation involving the Company, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold securities representing (either by voting securities of the Company continuing to remain outstanding or by such securities being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such consolidation, merger or consolidation.

(c) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Common Stock” means the Common Stock of the Company.

(e) “EDGAR” means the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”)

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “Indemnified Party” shall have the meaning set forth in Section 2.5(c).

(h) “Indemnifying Party” shall have the meaning set forth in Section 2.5(c).

(i) “Open Market Sale” shall mean a Transfer in a form that satisfies the definition of the manner of sale requirements pursuant to Rule 144(f) under the Securities Act; provided, that for the avoidance of doubt such Transfer shall not necessarily meet any other requirements of Rule 144 under the Securities Act.

(j) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(k) “Registrable Securities” shall mean shares of Common Stock issued pursuant to the Purchase Agreement, acquired after the date of the Purchase Agreement or issuable upon exercise of conversion or any other securities acquired after the date of the Purchase Agreement.

(l) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(m) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include compensation of regular employees of the Company, which shall be paid in any event by the Company, and the Selling Expenses.

(n) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.7(b).

(o) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(p) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(q) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(r) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for the Stockholder.

(s) “SEC Reports” shall mean such registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) required to be filed with the Commission.

(t) “Tender Offer” shall mean the first tender offer for the purchase of shares of Common Stock from the Company’s stockholders conducted by the Stockholders in accordance with the Exchange Act following the date first set forth herein.

(u) “13D Group” shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of capital stock of the Company that would be required under Section 13(d) of the Exchange Act, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

SECTION 2

REGISTRATION RIGHTS Company Registration

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration filed on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration covering only securities proposed to be issued in exchange for securities or assets of another corporation, the Company will:

(i) promptly give written notice of the proposed registration to the Stockholders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.1(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by the Stockholders received by the Company within 10 business days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of the Stockholders’ Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2.1(a)(i). In such event, the right of the Stockholders to registration pursuant to this Section 2.1 shall be conditioned upon the Stockholders’ participation in such underwriting and the inclusion of the Stockholders’ Registrable Securities in the underwriting to the extent provided herein. The Stockholder(s) proposing to distribute their securities through such underwriting shall (together with the Company and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for shares being sold for its own account, (ii) second, to those stockholders of the Company then exercising registration rights and requesting to include shares of the Company in such registration statement based on the pro rata percentage of shares of the Company then held by such stockholders, and (iii) third, to those stockholders of the Company (not otherwise covered by the preceding clause (ii)) requesting to include shares of the Company in such registration statement based on the pro rata percentage of shares of the Company then held by such stockholders.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.1 prior to the effectiveness of such registration whether or not the Stockholders have elected to include securities in such registration.

2.2 Registration on Form S-3.

(a) Request for Form S-3 Registration. The Company shall use its commercially reasonable efforts to qualify for registration of secondary offerings on Form S-3 or any comparable or successor form or forms. After the Company has so qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.2, if the Company shall receive from a Stockholder a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Stockholders), the Company will, as soon as practicable as possible, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are, and pursuant to the intended method of disposition, specified in such request.

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.2:

(i) If the Stockholders collectively propose to sell Registrable Securities representing fewer than five percent (5%) of all then-outstanding Common Stock;

(ii) If, in a given twelve-month period, the Company has effected two such registrations in such period; or

(iii) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(c) Deferral. If (i) in the good faith judgment of the board of directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the board of directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to the requesting Stockholder(s) a certificate signed by the President of the Company stating that in the good faith judgment of the board of directors of the Company it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.2(b)(iii) above) the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Stockholder(s), and, provided further, that the Company shall not defer its obligation in this manner more than two times in any twelve-month period.

2.3 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1 and 2.2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Stockholder (in which case the Stockholders shall bear such expenses).

2.4 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep the Stockholder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the later of the date which is 60 days from the effective date of the registration statement or such time as the Stockholder has completed the distribution described in the registration statement relating thereto;

(b) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.2, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement and such other SEC Reports as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(d) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Stockholder from time to time may reasonably request;

(e) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Stockholders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Promptly notify the Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) If at any time when the Company is required to re-evaluate its WKSI status for purposes of an automatic shelf registration statement used to effect a request for registration in accordance with Section 2.2 (i) the Company determines that it is not a WKSI, (ii) the registration statement is required to be kept effective in accordance with this Agreement, and (iii) the registration rights of the Stockholders have not terminated, promptly amend the registration statement onto a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(h) If (i) a registration made pursuant to a shelf registration statement is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the Stockholder have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(i) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Selling Stockholder and reasonably satisfactory to the Stockholders and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters and to the Selling Stockholders;

(j) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(k) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(l) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

2.5 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless the Stockholders, each of their respective officers, directors and partners, legal counsel and accountants and each person controlling the respective Stockholders within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse the Stockholders, each of their respective officers, directors, partners, legal counsel and accountants and each person controlling the respective Stockholders, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Stockholders specifically for inclusion in such registration statement, prospectus, issuer free prospectus or issuer information, any of the Stockholders’ respective officers, directors, partners, legal counsel or accountants, any person controlling any of the Stockholders, such underwriter or any person who controls any such underwriter, specifically for use therein.

(b) To the extent permitted by law, the Stockholders will indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by a registration statement on which shares of Common Stock held by the Stockholders are included, each person who controls the Company and any underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company and stated to be specifically for use therein; provided, however, that the obligations of the Stockholders hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of the Stockholders (which consent shall not be unreasonably withheld); and provided further, that the obligations of a Stockholder hereunder shall be limited to an amount equal to the proceeds to such Stockholder of Registrable Shares sold in connection with such registration.

(c) Each party entitled to indemnification under this Section 2.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Stockholder will be required under this Section 2.5(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.6 Information by Holder. The Stockholders shall furnish to the Company such information regarding the Stockholders and the distribution proposed by the Stockholders as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.7 Restrictions on Transfer.

(a) The Stockholder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.7. The Stockholders agree not to make any sale, assignment, transfer, pledge or other disposition (a “Transfer”) of all or any portion of the Restricted Securities, or any beneficial interest therein, unless:

(i) There is then in effect a registration statement under the Securities Act covering such proposed Transfer and the Transfer is made in accordance with the registration statement; or

(ii) (A) the Stockholders shall have given prior written notice to the Company of the Stockholder’s intention to make such Transfer and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed Transfer, at the Stockholders’ expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, or, solely with respect to a proposed Transfer to a Permitted Transferee, a representation letter from the Stockholder, in each case to the effect that such Transfer will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Stockholders to the Company, and (B) if the Transfer is effected other than in an Open Market Sale, the transferee (whether or not a Permitted Transferee) has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.7 and Section 2.8, and that certain Voting Agreement by and among the Company and the Stockholders of even date herewith.

(b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF CERTAIN PUBLIC OFFERINGS, AS SET FORTH IN A STOCKHOLDERS RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Stockholders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.7.

(c) The first legend referring to federal and state securities laws identified in Section 2.7(b) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(d) The Stockholders agree not to make any Transfer of any securities of the Company, or any beneficial interest therein, to any person other than the Company if such Transfer would cause the transferee to hold 20% of the Company’s then outstanding Common Stock unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the Transfer, in writing in reasonable detail to the Company. This Section 2.7(d) shall not apply with respect to (i) any sale of securities registered with a registration statement under the Securities Act and made in accordance with that registration statement or (ii) any open market sale (whether pursuant to Rule 144 under the Securities Act or otherwise).

(e) Except pursuant to the sale of securities of the Company registered with a registration statement under the Securities Act and made in accordance with that registration statement or (ii) in an open market sale (whether pursuant to Rule 144 under the Securities Act or otherwise), the Stockholders agree not to Transfer any securities of the Company, or any beneficial interest therein, to any person or entity whose business directly and substantially competes with the business of the Company (a “Company Competitor”) without (i) providing written notice of any proposed Transfer to the Company at least 20 business days prior to the consummation of such transaction and (ii) receiving the written consent of the Company (not to be unreasonably withheld) prior to the consummation of such transaction.

2.8 Market Stand-Off Agreement. The Stockholders shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by any Stockholder (other than those included in the registration) during the period from the filing of a registration statement of the Company filed under the Securities Act that includes securities to be sold on behalf of the Stockholders to the public in an underwritten public offering under the Securities Act through the end of the 90-day period following the effective date of the registration statement (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this Section 2.8, shall not apply to (i) a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future, (ii) the transfer of any securities to any Permitted Transferee (as defined below), (iii) a registration statement on Form S-3 filed under the Securities Act and initiated by a Stockholder pursuant to Section 2.2 hereof, or (iv) a Company-initiated registration statement filed under the Securities Act in connection with which the Company fails to use commercially reasonable efforts to obtain similar restrictions from the executive officers and directors of the Company if the Stockholders reasonably request that the Company obtain such restrictions on the executive officers and/or directors of the Company upon the advice of the underwriters of such offering. If any stockholder of the Company is released from any standoff obligation, the Company shall concurrently therewith cause the same pro rata portion of the Company’s outstanding securities then held by the Stockholders to be released from any standoff obligations.

The Stockholders agree to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.8. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.7(b) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 90-day (or other) period.

2.9 No Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to the Stockholders by the Company under this Section 2 may not be transferred or assigned by the Stockholders, except to one or more affiliates of the Stockholders that is controlled by Parent Stockholder or its controlled affiliates (a “Permitted Transferee”); provided, however, that such Permitted Transferee (i) agrees to be bound by the obligations of this Agreement as a Stockholder and (ii) agrees to be bound by the obligations of the Voting Agreement; provided further, however, that if such assignee or transferee is a Company Competitor, the Stockholders shall (i) provide written notice of any proposed transfer or assignment at least 20 business days prior to the proposed consummation of such proposed transaction and (ii) receiving the written consent of the Company (not to be unreasonably withheld) prior to the consummation of such proposed transaction.

2.10 Termination of Registration Rights. The right of any Stockholder to request registration or inclusion in any registration pursuant to Sections 2.1 or 2.2 shall terminate on the earlier of (i) such date on which all shares of Registrable Securities held by a Stockholder may immediately be sold under Rule 144 during any 90-day period and (ii) such date on which a Stockholder ceases to hold shares of Registrable Securities.

SECTION 3

INFORMATION COVENANTS

3.1 Financial Information. The Company will provide or make available the following to the Parent Stockholder:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Company (the “Annual Financial Statements”), it being understood and agreed that such Annual Financial Statements shall be deemed to have been made available by the Company if such Annual Financial Statements are made available on EDGAR;

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments (the “Quarterly Financial Statements”), it being understood and agreed that such Quarterly Financial Statements shall be deemed to have been made available by the Company if such Quarterly Financial Statements are made available on EDGAR; and

(c) Such additional financial information as the Parent Stockholder reasonably determines in good faith is necessary for the Parent Stockholder to prepare its required periodic financial reporting disclosures; provided, however, that the Company shall not be required to provide information made available by the Company on EDGAR.

3.2 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Stockholder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. Each Stockholder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally. In the event that the Company provides the Stockholders with material non-public information, the Stockholders agree to maintain such material non-public information in confidence until such time as the Company has publicly disclosed such information and prior to such public disclosure by the Company, the Stockholders agree that they will not purchase or sell securities of the Company or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In no event shall the Company be required to disclose material nonpublic information to the Stockholder if such disclosure would require the Company to publicly disclose such material nonpublic information by law, including without limitation, pursuant to Regulation FD promulgated under the Exchange Act.

3.3 “Bad Actor” Notice. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it becomes subject to any Bad Actor Disqualification.

3.4 Termination of Covenants. The covenants set forth in this Section 3 shall be effective for so long as the Stockholders beneficially own at least fifteen percent (15%) of the Company’s then-outstanding Common Stock.

SECTION 4

ADDITIONAL COVENANTS

4.1 Standstill. For so long as the Stockholders or any of their successors or assigns hold the shares of the Common Stock, the Parent Stockholder and its wholly owned or controlled subsidiaries shall not, without the prior written consent of the Company:

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly (including acquiring beneficial ownership as defined in Rule 13d-3 under the Exchange Act), by purchase or otherwise, any capital stock of the Company or direct or indirect rights to acquire any capital stock of the Company, or any assets of the Company or any subsidiary or division of the Company or of any such successor or controlling person, if such acquisition would cause the Stockholders’ ownership interest in the Common Stock to exceed, (i) prior to and including the date that is six months following (x) the closing of the Tender Offer or (y) if the Stockholders withdraw or decline to close the Tender Offer, the withdrawal or expiration of the Tender Offer (such date being, the “Six Month Anniversary Date”), 19.9% of the Company’s outstanding Common Stock as measured immediately after the Company’s issuance of the Consideration Shares and the Top-up Shares (each as defined in the Purchase Agreement); provided that in no event shall the sum of the Consideration Shares and the Top-up Shares exceed 19.9% of the Company’s outstanding Common Stock as measured immediately prior to the commencement of the Tender Offer, and (ii) after the Six Month Anniversary Date, twenty percent (20.0%) of the Company’s outstanding Common Stock as measured as of the date of any such acquisition;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission), or seek to advise or influence any person or entity (other than Parent Stockholder and its subsidiaries) with respect to the voting of any capital stock of the Company;

(c) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions) (including to the Board of Directors of the Company), any extraordinary transaction involving the Company or any of its securities or assets, except as provided herein;

(d) form or join a 13D Group (other than any such group consisting solely of Parent Stockholder and its subsidiaries) in connection with any of the foregoing;

(e) otherwise act or seek to control the management or Board or policies of the Company, whether alone or in concert with others;

(f) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above;

(g) request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section in a manner that would require public disclosure; or

(h) direct or instruct any of their respective subsidiaries, representatives or affiliates to take any such action.

4.2 Required Disposition. If the Stockholders hold greater than twenty and one-half percent (20.5%) of the Company’s then-outstanding Common Stock as calculated based on the most recent SEC Report of the Company, the Stockholders shall within a reasonable time, in an orderly market, and in compliance with applicable law (including, without limitation, Section 16(b) of the Exchange Act), take action to resell such number of shares of Common Stock pursuant to the restrictions herein such that the Stockholders’ beneficial ownership is no greater than twenty percent (20.0%) of the Company’s then-outstanding Common Stock as calculated based on the most recent SEC Report of the Company.

4.3 Standstill Exceptions. Notwithstanding the provisions of Section 4.1:

(a) The Parent Stockholder may make confidential proposals to the Company’s Board of Directors with reasonable frequency provided that such proposals do not result in any required disclosure in SEC Reports by the Company.

(b) For so long as the Stockholders collectively own greater than fifteen percent (15%) of the Company’s then-outstanding Common Stock, the Parent Stockholder may submit a counterbid to the Company for any publicly announced third party offer to acquire the Company that is not otherwise promptly rejected by the Company’s Board of Directors (a “Third Party Bid”).

4.4 Notification Rights.

(a) Upon receipt by the Company of a Third Party Bid submitted confidentially to the Company without prior solicitation by the Company or its representatives, the Company shall promptly notify the Parent Stockholder; provided, however, that the Company shall not be obligated to notify the Parent Stockholder pursuant to this Section if the Company’s Board of Directors in its sole determination chooses not to seek other bids.

(b) In the event the Company initiates a formal sale process that would result in a Change of Control, the Company shall promptly notify the Parent Stockholder.

Notwithstanding the foregoing, if the Company receives an unsolicited Third Party Bid and chooses not to engage with that party at the time, subsequent contact with such party for a period of three months following the date of receipt of the initial proposal shall not necessarily give rise to any obligation to notify Parent stockholder unless such obligation would otherwise arise pursuant to this Agreement or otherwise.

4.5 Information Access Following Notification. In the event that the Company notifies the Parent Stockholder pursuant to Section 4.4 hereof, the Parent Stockholder shall be invited to participate in any formal process on the same basis as any other bidder, and (if and to the extent requested by the Parent Stockholder) provided access to substantially similar information and documentation that is initially supplied to all bidders and to such additional information that may be reasonably and customarily requested by the Stockholders; provided, however, that the Stockholders shall be obligated to enter into confidentiality agreements with the Company that are substantially similar to those of the other bidders.

SECTION 5

MISCELLANEOUS

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Stockholders.

5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to the Stockholders, at c/o WPP Group USA, Inc., 100 Park Avenue, 4th Floor, New York, New York 10017, Attention: Chief Financial Officer, Fax No.: (212) 632-2222, or at such other current address as the Stockholders shall have furnished to the Company in writing, with a copy (which shall not constitute notice) to Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Fax: (212) 468-4888;

(b) if to the Company, at 11950 Democracy Drive, Suite 600, Reston, VA 20190, Attention: Chief Executive Officer and General Counsel, Attention: Chief Executive Officer and General Counsel, or at such other current address as the Company shall have furnished to the Stockholders, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304, Attention: Robert G. Day.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), the Stockholders consent to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth in the Company’s records, (ii) electronic mail to the electronic mail address set forth in the Company’s records, (iii) posting on an electronic network together with separate notice to the Stockholders of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Stockholders. This consent may be revoked by an Stockholder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.4 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any of the Stockholders without the prior written consent of the Company other than to a Permitted Transferee who is not a Company Competitor. Any attempt by a Stockholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void (unless such permission is not required to be obtained as provided herein). Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5 Entire Agreement. This Agreement and the exhibits hereto, together with the Purchase Agreement and other Related Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts of the State of Delaware (or in the event of exclusive federal jurisdiction, the United States District Court for the District of Delaware).

5.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13 Effectiveness; Termination. Notwithstanding anything to the contrary herein, this Agreement shall (a) become effective on the Closing Date (as defined in the Purchase Agreement) immediately following the Closing (as defined in the Purchase Agreement); and (b) terminate upon a Change of Control.

5.14 Conflict. In the event of any conflict between the terms of this Agreement and the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement, then the terms of the certificate of incorporation or bylaws, as the case may be, of the Company as in effect on the date of this Agreement will control.

5.15 Aggregation of Stock. All securities held or acquired by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

(signature page follows)

The parties are signing this Stockholder Rights Agreement as of the date stated in the introductory clause.

THE COMPANY

COMSCORE, Inc. a Delaware corporation

By:	/s/ Mel Wesley

Name:	Mel Wesley

Title:	Chief Financial Officer

(Signature page to the Stockholder Rights Agreement)

STOCKHOLDER

WPP GROUP USA, INC.

By:	/s/ Andrew Scott

Name:	Andrew Scott

Title:	Authorized Person

(Signature page to the Stockholders Rights Agreement)

The parties are signing this Stockholders Rights Agreement as of the date stated in the introductory clause.

STOCKHOLDER

CAVENDISH SQUARE HOLDING B.V.

By:	/s/ Andrew Scott
Name:	Andrew Scott
Title:	Authorized Person

(Signature page to the Stockholders Rights Agreement)